Vicor Corporation Reports Financial Results for the Second Quarter Ended June 30, 2009

ANDOVER, MA -- (Marketwire - August 04, 2009) - Vicor Corporation (NASDAQ: VICR) today reported its financial results for the second quarter and six months ended June 30, 2009.

Revenues for the second quarter increased to $50,627,000, compared to $49,297,000 for the corresponding period a year ago and $50,448,000 for the first quarter of 2009. Gross margin increased to $22,598,000 for the second quarter of 2009, compared to $21,113,000 for the corresponding period a year ago and $21,831,000 for the first quarter of 2009. Gross margin, as a percentage of revenue, increased to 44.6% for the second quarter of 2009 compared to 42.8% for the second quarter of 2008, and increased on a sequential basis from 43.3% for the first quarter of 2009. Net income for the second quarter was $1,341,000, or $0.03 per diluted share, compared to a net loss of $(1,323,000), or $(0.03) per diluted share, for the corresponding period a year ago and a net loss of $(2,543,000), or $(0.06) per diluted share, for the first quarter of 2009. During the second quarter, the Company recorded a pre-tax charge of $859,000 for the cost of severance and other employee-related costs in connection with reductions to its workforce, which were completed in June 2009.

Revenues for the six months ended June 30, 2009 decreased by 1.6% to $101,075,000 from $102,766,000 for the corresponding period a year ago. Net loss for the six month period was $(1,202,000), or $(0.03) per diluted share, compared to a net loss of $(703,000) or $(0.02) per diluted share, for the corresponding period a year ago. The net loss for the six month period was primarily due to an aggregate pre-tax charge of $3,957,000 for the cost of severance and other employee-related costs in connection with the Company's workforce reductions implemented in the first and second quarters of 2009.

The book-to-bill ratio for the second quarter of 2009 was 0.79:1, as compared to 0.99:1 for the first quarter of 2009. Backlog at the end of the second quarter of 2009 was $41,515,000, as compared to $52,068,000 at the end of the first quarter of 2009.

Commenting on the Company's second quarter performance, Patrizio Vinciarelli, Chairman of the Board, President and Chief Executive Officer, stated: "During the second quarter, Vicor's gross margin and profitability improved reflecting, in part, recent expense reductions. While encouraged by improvements in operational efficiency, we continue to pursue performance improvements throughout the organization."

Dr. Vinciarelli continued, "Consolidated revenue for the second quarter was essentially unchanged from the corresponding quarter of 2008. This relative stability in the midst of a double digit slump in the global market for electronic products may be comforting. However, our book-to-bill ratio for the second quarter was disappointing and we remain cautious about the Company's near-term outlook, in light of continued weakness in the global economy. Our quarterly book-to-bill ratio has been volatile, and we have cautioned that the ratio is not always an accurate indicator of future revenue. However, given the magnitude of the ratio's decline for the second quarter, and our quarter-end backlog, we anticipate that the Company is likely to experience a sequential decline in revenue for the third quarter."

"We remain focused on the longer-term growth prospects of our considerable investments in Picor, V-I Chip™ and VI BRICK™ product lines. We have initiated a significant expansion of V-I Chip manufacturing capacity to be completed by Q1 2010 in anticipation of higher demand in 2010. We believe that Vicor remains well-capitalized and capable of making the investments necessary to facilitate future growth in the face of a severe recession."

Depreciation and amortization for the second quarter of 2009 was approximately $2,609,000, and capital additions totaled $1,720,000. For the first six months of 2009, depreciation and amortization was $5,234,000 and capital additions were $2,749,000, compared to $5,211,000 and $4,169,000, respectively, for the first six months of 2008. Cash, restricted cash equivalents and short-term investments increased by $4,985,000 to approximately $31,450,000 at the end of the second quarter of 2009 from $26,465,000 at the end of the first quarter of 2009. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases under the Company's stock repurchase plan. The Company previously announced an indefinite suspension of its semi-annual dividend.

As of June 30, 2009, the Company held approximately $38,275,000, at par value, of auction rate securities. As previously disclosed, conditions in the market for auction rate securities and the repeated failure of auctions by which such securities are priced have led the Company to continue to classify its holdings as long-term investments. Based on the Company's ability to access cash and other short-term investments and its expected operating cash flows, management does not anticipate the current lack of liquidity of holdings of auction rate securities will affect the Company's ability to execute its current operating plan.

The tax provision in 2009 provides for estimated income taxes due in various state and international taxing jurisdictions for which losses incurred by the Company cannot be offset, and for estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns. The 2009 tax provision also includes discrete items, including a benefit for the receipt of a refund for a net operating loss carryback claim and expense for certain state assessments, each of which involved a minority-owned subsidiary, and for increases in accrued interest for potential liabilities. In 2008, the tax provision was based on the estimated annual effective tax rate for 2008, which includes estimated federal, state and foreign income taxes on the Company's projected annual pre-tax income and estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, offset by the expected utilization of federal and foreign net operating loss carryforwards. The 2008 tax provision also includes discrete items, principally for increases in accrued interest for potential liabilities and expense associated with a reduction in state income tax refunds receivable.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Tuesday, August 4, 2009, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 800-573-4840 at approximately 4:50 p.m. and use the Passcode 56478099. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 19, 2009. The replay dial-in number is 888-286-8010 and the Passcode is 91114083. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the electronic data processing, industrial control, military electronics and telecommunications markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                   QUARTER ENDED
                                    (Unaudited)        SIX MONTHS ENDED
                                --------------------- --------------------
                                JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                  2009       2008       2009       2008
                                ---------- ---------  ---------  ---------

Net revenues                    $   50,627 $  49,297  $ 101,075  $ 102,766
Cost of revenues                    28,029    28,184     56,646     59,193
                                ---------- ---------  ---------  ---------
   Gross margin                     22,598    21,113     44,429     43,573

Operating expenses:
   Sales & administration           12,019    13,975     24,842     28,027
   Research & development            7,611     8,080     15,362     15,591
   Severance charges                   859         0      3,957          0
   Gain from litigation-related
    settlements, net                     0      (177)         0       (177)
                                ---------- ---------  ---------  ---------
      Total operating expenses      20,489    21,878     44,161     43,441
                                ---------- ---------  ---------  ---------

Income (loss) from operations        2,109      (765)       268        132

Other income (expense), net            193       470        311      1,670
                                ---------- ---------  ---------  ---------

Income (loss) before income
 taxes                               2,302      (295)       579      1,802

Provision for income taxes             544       350        972        592

Loss from equity method
 investment, net of tax                  0       172          0        962
                                ---------- ---------  ---------  ---------

Consolidated net income (loss)       1,758      (817)      (393)       248

Less: Net income attributable
 to noncontrolling interest            417       506        809        951
                                ---------- ---------  ---------  ---------

Net income (loss) attributable
 to Vicor Corporation           $    1,341 ($  1,323) ($  1,202) ($    703)
                                ========== =========  =========  =========

Net income (loss) per share
 attributable to Vicor
 Corporation:
   Basic                        $     0.03 ($   0.03) ($   0.03) ($   0.02)
   Diluted                      $     0.03 ($   0.03) ($   0.03) ($   0.02)

Shares outstanding:
   Basic                            41,665    41,643     41,665     41,640
   Diluted                          41,665    41,643     41,665     41,640

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                            JUNE 30,
                                              2009             DEC 31,
                                          (Unaudited)           2008
                                        ================  ================
Assets

Current  assets:
   Cash and cash equivalents            $         30,429  $         22,639
   Restricted cash equivalents                       176               176
   Short-term investments                            845             1,773
   Accounts receivable, net                       25,985            28,757
   Inventories, net                               24,763            26,681
   Deferred tax assets                               451               451
   Other current assets                            3,119             2,279
                                        ----------------  ----------------
          Total current assets                    85,768            82,756

Restricted cash and cash equivalents                 388               561
Long-term investments                             37,536            35,661
Property and equipment, net                       45,912            48,254
Other assets                                       4,982             4,690
                                        ----------------  ----------------

                                        $        174,586  $        171,922
                                        ================  ================

Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable                     $          6,142  $          5,592
   Accrued compensation and benefits               7,114             6,783
   Accrued severance charge                        1,810                 0
   Other accrued liabilities                       3,095             4,422
   Deferred revenue                                1,312               662
                                        ----------------  ----------------
          Total current liabilities               19,473            17,459

Long-term deferred revenue                         1,314             1,118
Long-term income taxes payable                       276               259
Deferred income taxes                              1,659             1,660

Equity:
  Vicor Corporation stockholders' equity:
   Capital stock                                 161,954           161,591
   Retained earnings                             108,972           110,174
   Accumulated other comprehensive (loss)
    income                                        (1,686)           (2,767)
   Treasury stock                               (121,827)         (121,827)
                                        ----------------  ----------------
          Total Vicor Corporation
           stockholders' equity                  147,413           147,171
  Noncontrolling interest                          4,451             4,255
                                        ----------------  ----------------
   Total equity                                  151,864           151,426
                                        ----------------  ----------------

                                        $        174,586  $        171,922
                                        ================  ================

For further information contact:
James A. Simms
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439